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                                                                    Exhibit 99.5


                                  CONTACT:  James W. Swent
                                            Chief Executive Officer
                                            American Pad & Paper Co.
                                            (972) 733-6200
FOR IMMEDIATE RELEASE

                                            Robert P. Jones/Theresa Schillero
                                            Stan Froelich -Press
                                            (212) 850-5600
                                            Ken Pieper
                                            (972) 663-9390
                                            Morgen-Walke Associates


JAMES W. SWENT III NAMED CHIEF EXECUTIVE OFFICER OF AMERICAN PAD & PAPER

         DALLAS, Texas, July 9, 1998 --American Pad & Paper Company (NYSE:AGP) today announced that James W. Swent, III, has been appointed Chief Executive Officer and a member of its Board of Directors. Mr. Swent replaces Charles G. Hanson, III, 58, who has elected to retire from his current position as Chairman and Chief Executive Officer and director of the Company. The appointment is effective immediately.

         Mr. Swent, 47, most recently served as Executive Vice President and Chief Financial Officer of the Company. He joined American Pad & Paper in May, 1998. Mr. Swent was previously Chief Executive Officer of Cyrix Corporation, a manufacturer of microprocessors for the PC industry, until its merger with National Semiconductor. In addition, he has held operations and financial executive positions with a number of companies, including Nortel and Rodime Plc.

         Mr. Hanson has been involved in executive level sales and management positions in the office products industry for over 34 years and has served in his current positions since he co-founded and formed American Pad & Paper.

         Robert C. Gay, 46, a Managing Director of Bain Capital will become Chairman of the Board. Mr. Gay has been a Director of American Pad & Paper since 1992. In addition, the Company announced that Paul B. Edgerley, 42, a Managing Director of Bain Capital, has been added to its Board of Directors, increasing the board size to nine members.

         The Company also announced that Russell M. Gard, 50, is stepping down as President and Chief Operating Officer, but will continue his duties as Vice Chairman and a member of the Board of Directors. In this role, Mr. Gard, who was a co-founder of American Pad & Paper and has more than 25 years' experience in the paper industry, will serve as a special consultant to the Company on operational issues. Timothy E. Needham, 49, has been promoted to the position of President and Chief Operating Officer. Mr. Needham, previously Executive Vice President, joined the Company in 1995 following the acquisition of Williamhouse where he held the position of Chairman and has more than 25 years' experience in the paper industry.

         "Jay Swent brings more than 20 years' operating and financial expertise to companies going through transition," stated Robert C. Gay, Chairman of the Board. "While we have been disappointed with the financial performance of the Company, we also realize that there are numerous issues to address and we are committed to getting them solved."

         "We appreciate the contribution Charles Hanson made to the Company and look forward to his continued support," added Mr. Gay.
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American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. In its 20 U.S. facilities, the Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.